SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations

Kekst and Company	Innisfree M&A Incorporated

Attn: Victoria A. Weld and Lawrence A. Rand	Attn: Alan M. Miller

Tel: (212) 521-4800	(212) 750-583

ZILKHA SENDS LETTER TO EL PASO SHAREHOLDERS

THE ZILKHA SLATE HAS CREDIBILITY AND VISION FOR THE FUTURE

HOUSTON, TX, June 6, 2003—Selim K. Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP), announced today he has sent a letter to his fellow El Paso shareholders, urging them to support the election of his world class nominees, who he believes are better qualified than the incumbent board to lead El Paso out of its current difficulties, by signing, dating and returning the BLUE proxy card.

In the letter, he states that if “El Paso management’s slate is re-elected, there is significant risk that without the steady pressure [he and his nominees] have been applying, [El Paso’s management] would revert to their old ways”—a risk that El Paso’s shareholders simply can’t afford. He also noted that the incumbents, “lacking a clear vision for El Paso’s future, are resorting to mud-slinging – by challenging the impeccable record of Stephen D. Chesebro’, [the nominees’] choice to be El Paso’s next CEO, and by attacking Oscar S. Wyatt, Jr., a major shareholder who is not seeking to hold office or serve on the El Paso board.”

The complete letter follows:

Selim K. Zilkha

June 6, 2003

Dear Fellow El Paso Shareholder:

The El Paso annual meeting is now just days away. At that time, you will be deciding the future of our company. We believe the disastrous track record of the incumbent board makes it clear that El Paso’s management nominees for the Board of Directors have not earned your trust. When you compare the extensive energy industry experience, credibility and commitment of our nominees, we believe you will agree that it is unacceptably risky to give the incumbent directors another chance. I urge you to act now to protect your investment in El Paso by signing, dating and returning the BLUE proxy card today. Do not for any reason return the white card.

LEADING INDEPENDENT ADVISOR RECOMMENDS VOTING THE BLUE CARD

In making your decision, you should be aware that Institutional Shareholder Services (“ISS”), the world’s leading voting advisory service, has recommended that its subscribers not vote for the incumbent board, saying that the changes needed to turn El Paso around can be accomplished only by replacing the entire incumbent board. To quote from the endorsement: “A ‘clean slate’ with a fresh start, unencumbered by the legacy of past mistakes, can help move the company forward....”

The AFL-CIO also publicly announced in a June 4, 2003 press release its support of our nominees, advising pension fund managers that invest on behalf of their members to vote their shares for the Zilkha slate, stating its conclusion that the Zilkha nominees “are better qualified to restore long-term value to the company and its shareholders than the nominees proposed by management. In particular, we believe that the [Zilkha] nominees have the industry experience necessary to restore growth and profitability to the company’s struggling business, and the credibility and integrity required to re-establish investor, regulatory, worker and public confidence.”

And other independent observers have made similar comments. For example:

“El Paso has been mismanaged through the gross incompetence of the current board of directors and executive management...This action [taking the initiative to replace the incumbent board by a new board] has been a long time coming.”

Karl Miller on the initiation of this proxy solicitation by Mr. Zilkha as quoted in The Street.com, El Paso Holder Takes Run at Board, February 18, 2003, by Melissa Davis.

RE-ELECTING THE INCUMBENT BOARD IS TOO RISKY

If El Paso management’s slate is re-elected, there is significant risk that without the steady pressure we have been applying, they would revert to their old ways. El Paso’s shareholders can’t afford that risk!

“...one could get the sense that long-term planning [under the current management] was entirely lacking. As the [Zilkha nominees] pointed out in their call today, the approximate $1 billion in debt financing the Trinity River assets has been refinanced 3 times in the last year (twice since February) generating fees in excess of $120 million. This does seem like the kind of mistake that good long term planning could avoid.”

John D. Edwards, CFA in a Deutsche Bank Securities Inc research report on June 5, 2003.

Only by instituting fundamental change, and installing a new corporate culture that is responsive to the shareholders, can El Paso hope to achieve a turn-around.

THE ZILKHA SLATE HAS CREDIBILITY AND VISION FOR THE FUTURE

In sharp contrast to the incumbent board, our slate has the credibility and vision that El Paso needs.

Again, to quote ISS:

“The [Zilkha] nominees will be unencumbered by the legacy of past mistakes, which may prove useful in settling remaining litigation issues and regaining access to capital markets.”

Finally, we also note that as the limitations of the incumbent slate have become more evident, the tone of their attacks on our slate has become increasingly personal in a desperate attempt to deflect your attention from the real issues. We believe that the incumbents, lacking a clear vision for El Paso’s future, are resorting to mud-slinging—by challenging the impeccable record of Stephen D. Chesebro’, our choice to be El Paso’s next CEO, and by attacking Oscar S. Wyatt, Jr., a major shareholder who is not seeking to hold office or serve on the El Paso board. Mr. Chesebro’ has more than 39 years of experience in the energy industry, including serving as Chairman and CEO of Tenneco Energy, President and COO of Pennzoil Company, and President and CEO of PennzEnergy. These cheap shots are based on blatant misrepresentations and have been dismissed by ISS and others, who have chosen instead to focus on what really matters—which group is better equipped to lead El Paso out of its current difficulties—and have concluded that the right group is the Zilkha group.

I urge you to study the superior qualifications of our slate, which are more fully described in the proxy statement previously sent to you and on our website at www.saveelpasonow.com. I think you will agree that the best way to protect your investment in El Paso is by signing, dating and returning the BLUE proxy card today.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated toll-free at (877) 750-5837.

Thank you for your continued support,

Selim K. Zilkha

###

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this press release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This press release may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this press release, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.